Exhibit 99.1

Porter Bancorp, Inc. Announces Retirement of Maria L. Bouvette as Chairman and CEO

John T. Taylor Named Porter Bancorp CEO

W. Glenn Hogan Named Porter Bancorp Chairman

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 23, 2013--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that Maria L. Bouvette will retire as Porter Bancorp’s Chairman of the Board and CEO, and as Chairman of the Board of PBI Bank on July 31, 2013. Effective with Ms. Bouvette’s retirement, W. Glenn Hogan is expected to be elected Chairman of the Board of Porter Bancorp, and John T. Taylor will be named CEO of Porter Bancorp, following regulatory approval.

Commenting on her retirement from all positions with Porter Bancorp and PBI Bank, Maria Bouvette stated, “Our succession planning process began with the hiring of John Taylor as President and CEO of PBI Bank and President of Porter Bancorp a year ago. John and his team have made solid progress since then and I am confident that Porter Bancorp and PBI Bank will continue in their very capable hands.

“We have a very strong Board of Directors at Porter Bancorp, and I believe that Glenn Hogan will be a very competent Chairman. Glenn currently serves as Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, and will be Porter Bancorp’s first independent Chairman of the Board. He has worked closely with John Taylor, and I believe they will continue to provide strong leadership for Porter Bancorp and PBI Bank after my retirement.

“I am very grateful to be associated with the entire team at Porter Bancorp and PBI Bank. Chester Porter and I started with one bank in 1988 that had $65 million in assets. Since that time, we expanded to 18 locations, including the four largest markets in the state, and we are currently ranked the eighth largest independent banking organization domiciled in the state of Kentucky on total assets. As one of Porter Bancorp’s largest shareholders, I have great confidence in our entire team at Porter Bancorp and PBI Bank,” concluded Bouvette.

Maria L. Bouvette was a cofounder of PBI Bank and its predecessor banks with J. Chester Porter, Chairman Emeritus. The Company historically conducted its banking business through separate community banks that were reorganized into a single bank and brand, PBI Bank, in 2005. Porter Bancorp completed its initial public stock offering in 2006. Ms. Bouvette served as President and Chief Executive Officer of PBI Bank and Porter Bancorp until the retirement of Chester Porter in 2012. At that time, Ms. Bouvette was named to the additional roles of Chairman of the Board of Porter Bancorp and PBI Bank.

Glenn Hogan is expected to be elected as Chairman of the Board following the retirement of Maria Bouvette. Mr. Hogan joined Porter Bancorp’s Board in 2006. He is founder, President and Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky. He has more than 20 years of real estate development experience and is a Certified Commercial Investment Member (CCIM).

John Taylor, age 53, was named President and CEO of PBI Bank and President of Porter Bancorp, Inc. in July 2012. He was also elected as a Board member of PBI Bank and Porter Bancorp. Following the retirement of Ms. Bouvette, Mr. Taylor is expected to be named CEO of Porter Bancorp.

Prior to joining Porter, Mr. Taylor served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky. He previously served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. He has over 29 years of banking experience in Kentucky and Ohio. He holds a Master’s Degree in Business Administration and a Bachelor’s Degree in Business Administration from the University of Kentucky. Mr. Taylor is actively involved in a number of civic and professional organizations.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.1 billion in assets as of March 31, 2013. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
John T. Taylor, President, 502-499-4800